Exhibit 14

STIFEL FINANCIAL CORP.

CODE OF BUSINESS CONDUCT AND ETHICS

EFFECTIVE AS OF AUGUST 2025

TABLE OF CONTENTS

I.	SCOPE	1
II.	GENERAL PRINCIPLES	1
III.	STANDARDS OF BUSINESS CONDUCT	2
	A. Compliance With Laws and Regulations	2
	B. Description of Stifel Conflicts of Interest Policy	2
	1. Statement of Principle & Objective	2
	2. Identification of Conflicts	2
	3. Personal Conflict of Interest	3
	4. Illustrative Types of Conflicts of Interest	3
	5. Potential Versus Actual Conflicts	4
	6. Conflicts, Procedures, and Escalation Requirement	4
	7. Conflicts With Client Interests	4
	8. Outside Business Activities or Interests	5
	9. Public Office	5
	10. Political Contributions and Activities	5
	11. Insider Trading	5
	12. Gifts and Entertainment	6
	C. Confidentiality Obligations	6
	1. Non-Public Information	7
	2. Public Statements	7
	3. Privacy of Client Information	7
	4. Privacy Laws	7
	D. Relationships With Competitors; Marketing	8
	E. Atmosphere of Integrity	8
	F. Stifel Assets, Property, and Proprietary Information	9
IV.	COMPLIANCE PROCEDURES	9
	A. Internal Controls	10
	B. Obligation to Report Violations	10
	C. Anti-Money Laundering and Anti-Terrorism Laws	11
	D. Proper Record-Keeping and Disclosure Requirements	11
	E. Document Retention and Destruction	11
	F. Cooperation With Investigations and Law Enforcement	12
	G. Personal Trading and Investments	12
V.	COMMUNICATIONS	12
	A. Access to the Internet	12
	B. Written and Electronic Communications	13
	C. Communications Monitoring	13
VI.	CONCLUSION	14

I.
SCOPE

This Code of Business Conduct and Ethics (“Code”) is for all employees, independent contractors, directors, officers, agents, and associated persons (collectively, “Associates”) of Stifel Financial Corp. and each of its affiliated subsidiaries (collectively, “Stifel” or “Company”). In addition to this Code, employees, agents, and investment advisers of the U.S. registered investment adviser subsidiaries of Stifel are to observe and conduct themselves in accordance with their Code of Business Conduct and Ethics independently adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. Associates must comply with U.S. law, including the U.S. Foreign Corrupt Practices Act, and the laws of foreign countries, including the UK Bribery Act of 2010, when dealing with domestic and foreign government officials. Stifel maintains more detailed policies and procedures for many of the topics covered by this Code. Associates are responsible for knowing and abiding by any and all of these additional codes, policies, and procedures applicable to their associated subsidiary. In some instances, the particular policy may not apply to a particular affiliated entity, activity, or Associate. If a law conflicts with a policy in this Code, Associates must comply with the law and address any questions regarding possible policy conflicts in accordance with the Company’s established policies and procedures.

II.
GENERAL PRINCIPLES

Stifel conducts its business consistent with the highest standards of commercial honor and just and equitable principles of trade. Associates are expected to deal with clients in a fair and honest way, with the client’s interests of primary concern. The trust of our clients and Stifel’s reputation are of paramount importance. This Code, Company policies and procedures, as well as applicable laws and regulations, cannot cover every ethical question that may arise and are not designed to replace good business judgment and common sense. This Code does not attempt to set forth all of the rules and regulations with which Associates must be familiar, nor does it attempt to deal with each situation involving unusual circumstances. Executive Management of Stifel reserves the right to make exceptions, on a case-by-case basis, to any of the provisions of this Code, and any material amendments to this Code will be approved or ratified by the Stifel Financial Corp. Board of Directors within six months of the amendment. Amendments to the Code will be deemed to be effective immediately.

The purpose of this Code is to encourage Associates to consider their actions not just in terms of complying with the law, regulatory rules, and applicable regulations, but whether their conduct would be acceptable to a rea- sonable person. Stifel expects all Associates to act with integrity in their dealings with clients, other Associates, third parties, or anyone else they come into contact with as part of their association. Any such dealings must be of an honest nature, and any agreements should be fair, clear, and not misleading. It is entirely possible to not violate any regulation or rule but still act unethically or without integrity. Associates should seek to comply with the higher standards of this Code. If there is any doubt about whether their conduct is appropriate, Associates should consult with their department supervisor, the Compliance Department, or the Office of General Counsel.

III.
STANDARDS OF BUSINESS CONDUCT
A.
Compliance With Laws and Regulations

Associates are required to comply with the applicable laws and regulations subject to their jurisdiction. Absent or inclusive of a specific law or regulation, Associates are not permitted, in connection with the purchase or sale of a security for a client, to either directly or indirectly:

•
Defraud a client;
•
Mislead a client by making an untrue statement of material fact or failing to disclose material facts to a client;
•
Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon a client;
•
Engage in any manipulative practice with regard to a client; or
•
Engage in any manipulative practice in relation to securities, including but not limited to, price manipulation.
B.
Description of Stifel Conflicts of Interest Policy
•
Statement of Principle & Objective

Conflicts of interest can arise in any relationship between agents and principals. As a financial services provider, Stifel acts as agent or as principal in numerous transactions and relationships. Accordingly, Stifel confronts actual, potential, and perceived conflicts of interest. Stifel expects Associates to conduct its business in a way that manages conflicts of interest fairly, whether those actual, potential, or perceived conflicts are between Stifel and its clients, or between clients. Depending on the context, different standards apply.

To this end, Stifel has policies and procedures in place to prevent conflicts of interest from giving rise to a material risk of damage to the interests of clients within its various business lines. All Associates must comply with Stifel policies and procedures. Detailed internal policies may not be fully represented in descriptions appearing below.

•
Identification of Conflicts

In determining whether there is or may be a conflict of interest, Stifel considers whether there is a material risk of damage to the client, taking into account whether Stifel or a Stifel employee:

•
Is likely to make a financial gain, or avoid a financial loss, at the expense of the client;
•
Has an interest in the outcome of a service provided to the client or a transaction carried out on behalf of the client, which is distinct from the client’s interest in that outcome;

•
Has a financial or other incentive to favor the interest of one client or group of clients over another client;
•
Carries on the same business as the client; or
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Receives or will receive from a person other than the client an inducement in relation to a service provided to the client in the form of money, goods, or services.
3.
Personal Conflict of Interest

A personal conflict of interest may arise when an individual’s interest differs or is perceived to differ with the interests of the Company. Actions or relationships that may create personal conflicts of interest must not be undertaken without prior approval of the Company.

4.
Illustrative Types of Conflicts of Interest

Other types of actual or potential conflicts of interest that may arise in the course of Stifel’s business include:

•
Company – Client conflicts, such as where the Company performs multiple roles with respect to a client or transaction (e.g., advisor, underwriter, lender, principal counterparty, derivative counterparty), or where the Company may provide portfolio advice or discretionary portfolio management services and the Company may also sell products that it or affiliated companies issue;
•
Client – Client conflicts, such as if the Company were in initial discussions with clients on both sides of a potential engagement, or if the Company has multiple clients interested in acquiring the same company or assets;
•
Employee – Client conflicts, which could arise if compensation arrangements or incentives for the Company or its Associates could affect whether Associates recommend or offer a particular security or transaction to a client;
•
Employee – Company conflicts, such as if an employee were to engage in personal trading or outside business activities (including board memberships/directorships) that could conflict with a client or with the Company;
•
Vendor – Client conflicts, such as if a vendor were to misuse or inadequately protect confidential customer information during or after a relationship with the Company is terminated.

Stifel has undertaken to implement controls based upon specific business activities and to manage and mitigate the risks from conflicts of interest that may arise. Stifel has an enterprise conflicts of interest policy and Conflicts of Interest Committee. The Committee is responsible for establishing and periodically reassessing the conflicts of interest policy as it relates to conflicts of interest scenarios faced by the Company.

5.
Potential Versus Actual Conflicts

Some relationships can be identified as having potential to ripen later into a conflict of interest. This underscores why potential conflicts of interest need to be properly reported, inventoried, assessed, managed, and disclosed, as appropriate, given the specific facts and circumstances presented.

Where Stifel does not consider arrangements are sufficient to manage a conflict, the Company may choose to disclose specific conflicts to clients before undertaking any business, and to ask for their informed consent to act, notwithstanding the existence of any such conflict. Disclosure will be made of the general nature and/or sources of the conflict to enable the client to make an informed decision.

Stifel may decline to act if arrangements are deemed not sufficient to ensure with reasonable confidence that a material risk of damage to the interests of a client can be avoided.

The existence of a conflict does not necessarily mean that there will be harm to one party’s interests. Depending on the facts or circumstances, many potential and actual conflicts of interest may be addressed through disclosure and consent, or other mitigation.

Decisions as to whether to disclose or decline to act will be made in accordance with this statement and the applicable conflicts policies and procedures of the Stifel group in question.

6.
Conflicts, Procedures, and Escalation Requirement

All Stifel Associates are expected to take reasonable steps to identify existing or potential conflicts of interest that could create a material risk of damage to a client’s or the Company’s interest.

Associates must notify their supervisors or the Global Control Room of information that relates to an actual, potential, or perceived conflict that has not already been addressed.

Associates should seek the advice of their supervisors or the Global Control Room if they are unsure whether a scenario may involve a conflict of interest.

7.
Conflicts With Client Interests

Conflicts can potentially arise if Stifel or Associates have reason to favor the interests of one client over another with respect to investment opportunities. Stifel prohibits any Associate from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, by purchasing or selling such securities for his/her personal account. In addition, Associates must act in the best interest of their clients regarding trade execution and brokerage service costs.

8.
Outside Business Activities or Interests

Associates are expected to devote their full working time to Stifel’s business. Stifel recognizes that involvement in civic and political activities may be beneficial to an Associate and otherwise appropriate, but participation in outside business activities requires advance approval, so the Company can determine whether these activities will not adversely affect Stifel’s interests or the interests of Stifel’s clients.

9.
Public Office

Associates are required to receive pre-approval before committing to a candidacy for elective office or a formal position on a campaign committee and before accepting an appointment to a public or civic office. Stifel Associates must take steps to ensure that conflicts of interest are not raised by such campaign or public service. In general, an Associate may run for and serve in local, elective or appointed civic offices, provided the activity, including campaigning:

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Occurs outside work hours;
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Involves no use of Stifel’s name, facilities, client lists, other corporate assets, or corporate funding;
•
Is confined solely to the person’s capacity as a private citizen and not as a representative of Stifel; and
•
Does not present an actual or perceived conflict of interest for Stifel, as determined in the sole judgment of Stifel.
10.
Political Contributions and Activities

Stifel respects Associates’ rights to participate or not participate in the political process; however, contributions and other political activities may have an impact on Stifel’s municipal finance and/or advisory business. To avoid any real or perceived conflicts and to ensure the Company can remain competitive in the municipal market, Associates must comply with the prescribed rules as well as applicable policies and procedures relating to political contributions or activities, which may include pre- approval of any proposed political contribution or activity.

11.
Insider Trading

Associates who come into possession of material, non-public information regarding a corporation or other entity, regardless of the source and whether or not the information pertains to a client of the Company, are prohibited from discussing or acting upon that information except where required in the exercise of the Associate’s legitimate business duties and where the information is not misappropriated in breach of a duty of trust or confidence. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could reasonably be expected to affect the price of an issuer’s securities. Information should be considered “non-public” until it has been disseminated in a manner that makes it generally available to investors and the market has had an opportunity to absorb the information. Thus, information should not be considered public instantly upon its release. When in doubt, Associates should use extreme caution and assume information is material and non-public unless otherwise advised by the Global Control Room or the Office of General Counsel.

Stifel strives to prevent the misuse of material non-public information by, among other things, limiting access to confidential information, limiting and monitoring communications, and limiting and monitoring transactions in securities in which the Company has potential material, non-public information. The misuse of material, non-public or “inside” information constitutes fraud under U.S. federal securities laws. Engaging in fraud may subject an Associate to civil and criminal penalties (including imprisonment), SEC administrative actions, disgorgement of profits, penalties from exchanges, and dismissal by the Company. If an Associate is unsure whether he or she has received or is in possession of inside information or is unsure as to what constitutes misusing inside information, prior to taking any action he or she should contact the Compliance Department or the Office of General Counsel in accordance with established Company policies and procedures.

12.
Gifts and Entertainment

Associates or members of their families may not, directly or indirectly, accept or receive bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration from any person or entity with which Stifel does, or seeks to do, business unless it is in line with accepted, lawful business practices as well as Company policy and cannot be construed as potentially influencing any business judgment or the Associate’s performance of his or her duties for Stifel. Associates must comply with U.S. law, including the U.S. Foreign Corrupt Practices Act, and the laws of foreign countries, including the UK Bribery Act of 2010, when dealing with domestic and foreign government officials. Associates may not pay or offer anything of value, directly or indirectly, to a government official, including foreign officials, political parties, and party officials and candidates for the purpose of improperly influencing an official act or decision, securing an improper advantage, or assisting in obtaining or retaining business or directing business to anyone. In countries in which there is government involvement in business enterprises, such officials may include employees and managers of local enterprises. Additionally, Associates must comply with the Company’s expense reporting, recordkeeping, and other applicable policies and procedures relating to gifts, gratuities, or other payments related to Stifel business.

C.
Confidentiality Obligations

Associates must maintain the confidentiality of information entrusted to them by Stifel and provided by our clients and vendors. In the conduct of its business, Stifel receives information which may be sensitive and has the potential to affect market conditions, negotiations, strategic positioning, and relationships with clients, competitors, or vendors.

1.
Non-Public Information

Associates must exercise care not to misuse non-public information obtained during their employment, including potential and completed client transactions, potential investment banking transactions, client lists, information about Stifel personnel and clients, and business plans and ideas. The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements and continues even after the Associate’s association with Stifel ends.

2.
Public Statements

Public statements about Stifel may only be made by authorized individuals, and any inquiries or questions relative to public statements should be referred to executive management or the Office of General Counsel.

3.
Privacy of Client Information

Protecting clients’ non-public information is the responsibility of all Associates. The term “client” may extend beyond retail clients, and may include any relationship an Associate has with a person or entity for purposes of conducting business, and includes government and corporate clients as well.

During the normal course of business, Stifel may share client non-public personal information with Stifel affiliates and third-party non-affiliated companies in order to facilitate transactions, provide services to clients, and/or support client accounts and activity. Agreements with any third-party non-affiliated companies are to include assurances regarding the protection of non-public client information.

Other than disclosing information to facilitate transactions, services, and support, confidential non- public client information must not be revealed to non-affiliated third parties unless the client has been informed in disclosures or agreements, the client has authorized disclosure, or it is required by law, rule, or regulation.

4.
Privacy Laws

Associates must comply with applicable privacy laws, regulations, and Company policy in their handling of client matters and client and Company records. As such, each Associate is responsible for ensuring that non-public client information remains secure and confidential and is used only for appropriate business purposes. Any questions about the applicability of privacy laws should be referred to the Company’s Privacy Officer (or equivalent) or the Office of General Counsel.

D.
Relationships With Competitors; Marketing

Stifel seeks to excel and outperform our competitors honestly and fairly. Competitive advantage must result from superior performance, not unethical or illegal business dealings. It is improper, and may be illegal, to hire competitors’ associates for the purpose of obtaining trade secrets or other proprietary information. It is also against this Code to seek increased sales by disparaging the products and services of other companies. Our goal is to increase business by offering superior products and services. Accordingly, Stifel advertising must be truthful, not deceptive, and in full compliance with applicable laws, regulations, and Company policies. Advertising and marketing materials must be pre-approved using the established approval procedures. Associates must guard against unfair competitive practices and exercise extreme caution to avoid conduct that might violate antitrust laws or other rules prohibiting anti-competitive activities. Violations may carry criminal penalties. If a competitor or third party proposes to discuss unfair collusion, price-fixing, or other anti-competitive activities, an Associate’s responsibility is to object, terminate the conversation, or leave the meeting and report the incident promptly in accordance with Company policies. Associates must avoid any discussion with competitors of proprietary or confidential information, business plans, or topics such as pricing or sales policies — the discussion of which could be viewed as an attempt to make joint, rather than independent, business decisions.

E.
Atmosphere of Integrity

Stifel strives, on an individual level, to treat each person with dignity, consideration, and respect. Associates should be honest and fair with others, share the credit when credit is due, avoid public criticism of one another, and encourage an atmosphere in which openness, cooperation, and consultation are the norms. Internal relationships with fellow Associates should be based on the same high standards of integrity and ethical responsibility that are observed with Stifel clients, shareholders, and the public. Indebtedness between Associates is best avoided and must not reach a level that may compromise the objectivity essential in supervisor-Associate relationships or in the discharge of job-related responsibilities. Any indebtedness between Associates and their direct or indirect supervisors (regardless of which one is borrower or lender) should be limited to nominal amounts.

Stifel has a strict policy of equal opportunity in hiring, developing, promoting, and compensating Associates. The Company seeks to attract, retain, and reward Associates who perform their work to the highest standards, basing promotions on qualification and merit. Discrimination is not tolerated on the grounds of race, color, ancestry, national origin, religion, creed, gender, pregnancy, age, disability, weight, genetic information, sexual orientation, gender identity, marital status, citizenship status, or veteran status, or as a result of an Associate’s leave of absence pursuant to applicable laws governing legally protected leaves of absence, or any other criteria in accordance with applicable federal, state, and local laws. Stifel does not tolerate illegal discrimination in any form and does not tolerate illegal sexual or any other form of harassment at any level of the Company. Associates who experience or observe work-related discrimination, harassment, or similar problems have an obligation to report such activity to their department supervisor, a representative of Human Resources, or the Office of General Counsel. Retaliation against any Associate for reporting in good faith work-related discrimination or harassment observed or experienced by such Associate is strictly prohibited.

F.
Stifel Assets, Property, and Proprietary Information

Associates must protect Stifel’s assets and ensure their efficient use. Associates should use Stifel property primarily for legitimate business purposes and limit personal use. Any suspected fraud or theft of Stifel property must be reported for investigation immediately. Stifel’s assets include our capital, facilities, equipment, proprietary information, technology, business plans, ideas for new products and services, trade secrets, inventions, copyrightable materials, and client lists. Information owned by Stifel must be treated with the same care as any other asset, and every Stifel Associate has a role in protecting its confidentiality and integrity.

An Associate’s obligation to protect Stifel’s assets applies to Stifel’s proprietary information. Proprietary information includes business, marketing, and service plans; unpublished financial data and reports; databases; customer information; and salary and bonus information, as well as intellectual property, such as trade secrets, patents, trademarks, and copyrights. Unauthorized use or distribution of this material is a violation of Stifel policy, and it may also be illegal and may result in civil and criminal penalties. Intellectual property refers to a company’s intangible assets, such as the company’s business methods, inventions, trademarks, and publications. All inventions and copyrightable material conceived by an Associate within the scope of his or her employment are the exclusive property of Stifel, and as a condition of continued employment, the Associate must do whatever is necessary to transfer to Stifel the technical ownership of such inventions or materials. It is the responsibility of every Associate to protect Stifel’s intellectual property. Stifel also respects the intellectual property of other parties and does not condone the unlawful use of the intellectual property rights of others through any means. Please contact the Office of General Counsel with questions about the lawful use of another party’s intellectual property and, if necessary, for appropriate contracts.

IV.
COMPLIANCE PROCEDURES

All Associates must know, respect, and comply with all applicable laws, rules, and regulations, as well as Company policies and procedures applicable to the conduct of Stifel’s businesses. Stifel actively promotes compliance with the laws, rules, and regulations that govern our Company’s business. Obeying both the letter and spirit of the law is one of the foundations of Stifel’s ethical standards. Associates must follow and obey the laws of the states and countries where we operate. While no Associate is expected to be an expert on every detail of the laws that govern our business in every jurisdiction, Associates are expected to understand the laws, rules, and regulations, as well as Company policies and procedures applicable to their duties at Stifel and to understand the regulatory environment within which the Company operates well enough to know when to seek advice from their supervisor, the Compliance Department, or the Office of General Counsel.

A.
Internal Controls

Stifel maintains and enforces a strong, effective system of internal controls to safeguard and preserve the information and assets of our Company, our clients, and our shareholders. These controls are designed to ensure that business transactions are properly authorized and carried out, and that reporting is truthful and accurate. These administrative and accounting control systems are the responsibility of each Associate in the Stifel organization. Business transactions require authorization at an appropriate management level. Any Associate who is responsible for the acquisition or disposition of assets for the Company, or who is authorized to incur liabilities on the Company’s behalf, must act prudently in exercising this authority and must be careful not to exceed his or her authority. Equally important, every Associate must help ensure that business transactions are executed as authorized. Transactions must be properly reflected on the Company’s books and records. Every Associate is involved, if not in the authorization or execution of business transactions, in some level of reporting. This may include reporting travel and entertainment expenses or recording work hours on a timecard. It is important that reporting be done honestly and accurately and that Associates cooperate fully with both internal and independent audits.

B.
Obligation to Report Violations

This Code has been written to promote compliance with the law. However, should compliance with the Code bring an Associate into conflict with applicable law in any jurisdiction where Stifel conducts its business, the Associate must obey the law and notify his or her supervisor of the conflict as soon as possible. Any questions or concerns about practices or policies that might violate this Code should be brought to the attention of the Associate’s supervisor, the Office of General Counsel, or executive management, as appropriate. If at any time Associates find themselves in a situation they believe is, or may be, a violation of Stifel policies, the Associate should report the violation or what he or she believes or suspects is a possible violation. If an Associate becomes aware that someone may be contemplating an action that would be a violation, the Associate should take steps to report the contemplated violation. Retaliation against any Associate for reporting in good faith a violation, potential violation, or contemplated action in violation of any law or Stifel’s policies is strictly prohibited. The Company will investigate any internal or external report about possible violations of Stifel policies, or possible illegal or unethical conduct.

Any employee, shareholder, officer, director, or other interested party who has a complaint or concern regarding illegal or unethical conduct; accounting, internal controls and auditing matters; fraudulent financial reporting relating to the Company; or retaliation for reporting in good faith such concerns, may report such complaint or concern directly to the Audit Committee of the Board of Directors through the Chief Audit Executive as specified in the Stifel Financial Whistleblower Policy (see Section titled “Submission of Whistleblower Complaints” at:

www.stifel.com/docs/pdf/investorrelations/ corpgovernance/SF-Whistleblower-Policy.pdf).

C.
Anti-Money Laundering and Anti-Terrorism Laws

Stifel complies fully with federal, state, and international laws prohibiting money laundering and with the safeguards against terrorist activity contained in the USA Patriot Act. Under no circumstances should any Stifel Associate participate in any money laundering activity. In addition to severe criminal penalties, money laundering by Associates and violations of the USA Patriot Act may result in disciplinary action, including termination. Any suspicious transactions, or any other client activity that raises questions about the source of the client’s funds, should be reported immediately to the Company’s Anti- Money Laundering Compliance Officer (or equivalent) or the Office of General Counsel. It is the responsibility of each Associate to be cognizant of suspicious transactions, either monetary or transaction-related, and escalate as appropriate.

D.
Proper Record-Keeping and Disclosure Requirements

Stifel requires honest and accurate accounting and recording of financial and other information in order to make responsible business decisions and provide an accurate account of our Company’s performance to shareholders and regulators. It is a violation of law and Stifel policy for any Stifel Associate to attempt to improperly influence or mislead any accountant engaged in preparing our audit. Stifel is committed to full compliance with all requirements applicable to its public disclosures. Stifel requires that its financial and other reporting fairly present the financial condition, results of operations, and cash flow of our Company and that it complies in all respects with applicable law, governmental rules, and regulations, including generally accepted accounting principles (GAAP) and applicable rules of the U.S. Securities and Exchange Commission (SEC) and other market and banking regulators. Stifel has implemented disclosure controls and procedures to ensure that its public disclosures are timely, compliant, and otherwise full, fair, accurate, and understandable. Associates responsible for the preparation of Stifel’s public disclosures, or who provide information as part of that process, have a responsibility to ensure that such disclosures and information are complete, accurate, and in compliance with Stifel’s disclosure controls and procedures. Any employee, shareholder, officer, director, or other interested party who has a complaint or concern regarding illegal or unethical conduct; accounting, internal controls, and auditing matters; or fraudulent financial reporting relating to the Company should report such complaint or concern directly to the Audit Committee of the Board of Directors through the Chief Audit Executive as provided in the Obligation to Report Violations section above.

E.
Document Retention and Destruction

The Company maintains a record retention and destruction policy with which Associates must comply. It is a violation of law to destroy documents that are subject to a subpoena or other legal process. Once a legal proceeding has begun, or even when one is threatened or reasonably likely, federal and state obstruction-of justice statutes require Stifel to preserve documents relevant to the issues in that proceeding even before specific documents are requested. Failure to comply with this policy may subject the Associate to termination as well as possible criminal or civil prosecution, including fines and imprisonment.

F.
Cooperation With Investigations and Law Enforcement

It is Stifel policy to cooperate with government investigators and law enforcement officials. Every Stifel Associate must also cooperate with investigations by non-governmental regulators with oversight of our business, such as securities exchanges, as well as with internal Stifel investigations. All inquiries or requests or demands for information from external investigators must be immediately referred to the Compliance Department or Executive Management or the Office of General Counsel. The Compliance Department and/or the Office of General Counsel will coordinate the responses to external investigators’ questions. Failure to cooperate with legitimate investigations may result in disciplinary action, up to and including termination.

G.
Personal Trading and Investments

The conduct of each employee’s personal accounts, family accounts, and accounts in which an Associate is trustee, executor, custodian, or holds discretion must be completely above reproach. Generally, Associates should conduct their personal and family accounts in such a manner that no special requests or extra attention is required by the Company.

Associates may not trade excessively or in such a way that it interferes with his/her duties and responsibilities as an Associate or make commitments that are disproportional to his/her financial means. Transactions in employee and family accounts must be executed in a way that does not disadvantage any client transactions, including, but not limited to, trading in securities issued or controlled by Stifel while in possession of material inside information or dealing in a new issue of securities on terms that are in any way different from terms available to the general public. Additional requirements for personal investments may apply to those associated with the brokerage, investment banking, investment research, advisory and trust, or investment management units of Stifel as well as control persons of Stifel. Additionally, control persons of Stifel are subject to established processes and procedures and reporting requirements established by the Company and its affiliates. Failure to adhere to these requirements may result in disciplinary action, up to and including termination of employment.

V.
COMMUNICATIONS

Associates are expected to use the Company’s information and communication tools properly and judiciously.

A.
Access to the Internet

Only authorized connections are permitted, and access to the Internet must be accomplished via an approved security gateway in accordance with established Company policies and procedures. Associates should exercise good judgment when using the Internet during business hours for personal, non-business purposes. A Stifel Associate may not do any of the following:

•
Transmit, copy, or download any material, including sexually explicit images or messages and materials containing racial, ethnic, or other slurs, that may defame, embarrass, threaten, offend, or harm an Associate or client or the general public;
•
Transmit or post non-public corporate information about Stifel or any company to any organization or individual not authorized to receive or possess it;
•
Attempt to gain access to any computer, database, or network without authorization or willfully propagate computer viruses or other disruptive or destructive programs;
•
Distribute unsolicited commercial e-mail messages in violation of the CAN-SPAM Act of 2003; and
•
Use electronic means for the purpose of gambling or to send or forward chain letters

Associates may not establish e-mail addresses or domain names that attempt to trade on, or are derived from, the Stifel name; if such use is identified, immediate relinquishment will be requested. Associates should not register domain names on behalf of Stifel and may not establish Internet websites related to Stifel business without required pre-approvals in accordance with established Company policies and procedures. Associates are responsible for protecting and securing their system access and passwords. Inappropriate conduct in respect of the usage of Stifel’s communications systems may lead to disciplinary action, including revocation of privileges, immediate termination, and referral to regulatory authorities.

B.
Written and Electronic Communications

Electronic communications should be treated with the same care as any other written communication. Any communication relating to Stifel business must be of an appropriate nature, must not violate the legal rights of Stifel, any Stifel Associate, or any third party, and must be transmitted, stored, and accessed in a manner that safeguards confidentiality and complies with applicable law. Written communications, including those electronically delivered, should be clear, concise, and professional in tone and content, and must incorporate appropriate disclosures. Communications for personal, non-business purposes should be kept to a minimum. The Company seeks to comply with record retention for both written and electronic business communications.

C.
Communications Monitoring

Any electronic communications relating to Stifel business must be made through the Stifel network. Electronic communications, including connections to Internet and Intranet websites using Stifel computing or network resources, are the property of Stifel and are subject to monitoring and surveillance. Communications by certain Stifel personnel are subject to detailed supervisory requirements.

VI.
CONCLUSION

This Code provides guidelines for ethical conduct in broad areas of concern. It would be impossible to describe every situation in which a Stifel Associate might be confronted with an ethical dilemma. Each Associate must use good judgment and take the time to think about the ethical ramifications of questionable situations, bearing in mind that a bad ethical decision may lead to improper or even criminal behavior.

The Office of General Counsel is available to assist Associates with business conduct and ethical issues that cause concern. Nevertheless, in many instances, each Associate must rely on his or her own personal ethical standards in assessing difficult situations. Consider the following questions:

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Is the proposed action legal?
•
Does it endanger anyone’s financial stability, life, health, or safety?
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Is it consistent with Stifel policy?
•
Will it enhance or harm the Company’s reputation?
•
Would we lose clients if this action were known to them?
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Would you be embarrassed if all the details were known by your supervisor, peers, subordinates, family, or friends, or if they were published in a newspaper?
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Could this action in any way be interpreted as, or appear to be, inappropriate behavior?
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What would you think of your supervisor, peers, or subordinates if any of them behaved similarly?
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Does the action you are considering make you feel uncomfortable? Are you compromising your own personal ethics in any way?

Stifel expects every Associate to make a commitment to observe high ethical standards and exercise good judgment in all business dealings on behalf of the Company. All Associates are required to affirm that they have reviewed this Code and will comply with it.